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                           Exhibit 99

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                          NEWS RELEASE
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Versus Technology, Inc. Completes Olmsted Engineering Co. Merger

TRAVERSE CITY, Mich., August 27/PRNewswire/--Versus Technology,
Inc. (Nasdaq Bulletin Board:  VSTI) announced:

Versus Technology, Inc. announced today that it has acquired
Olmsted Engineering Co. through an exchange of 6 million shares of its common stock. Both companies are based in Traverse City, Michigan.

The acquisition followed a private offering, placed by BDS
Securities LLC, of New York, which successfully raised approximately $5.5 million for Versus (at 50 cents per share).

Versus is a producer of patented infrared communication systems.
Its Traverse Tracing system (TTS) is used in hospitals to locate physicians, caregivers, patients, and important equipment.

Olmsted Engineering Co. is a private company which has designed and sold manufacturing software solutions in the Midwest for over 20 years and has acted as a consultant to Versus in connection with Versus's Traverse Tracking System.

Versus has recently entered into an exclusive marketing agreement with Marquette Medical Systems, of Milwaukee, Wisconsin, for the distribution of the Traverse Tracking System in acute care hospitals. Marquette Medical Systems had more than $500 million in world-wide sales of medical monitoring equipment last year.

- - -0-                            8-27-96
/CONTACT:  Gary T. Gaisser, phone 616-946-6775, of Versus
Technology, Inc., Traverse City, Michigan/(VSTI)









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